SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): April 30, 2008
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CHURCH & DWIGHT CO., INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 683-5900
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

On April 30, 2008, the Board of Directors (the “Board”) of Church & Dwight Co., Inc. (the “Company”), upon the recommendation of the Compensation & Organization Committee of the Board (the “Committee”), approved  an amendment to the Church & Dwight Co., Inc. Deferred Compensation Plan for Directors (the “Plan”).  The Plan is a nonqualified deferred compensation plan under which Directors may defer payment of fees earned as a member of the Board.  The Plan was amended and restated, effective May 1, 2008, to (i) provide that all distributions to participants under the Plan shall be made in shares of Company common stock and that such shares shall be issued pursuant to the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan, which was approved by shareholders on May 1, 2008, and (ii) bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986.

ITEM 1.01 Entry Into a Material Definitive Agreement

On May 1, 2008, the stockholders of the Company approved the Church & Dwight Co., Inc. Omnibus Equity Compensation Plan (the “Omnibus Plan”), which was adopted by the Board on March 5, 2008, subject to stockholder approval.  Effective with such approval, no further grants will be made under the Company’s Stock Award Plan, Stock Option Plan for Directors and Directors Compensation Plan.

Under the Omnibus Plan, selected employees and non-employee members of the Board will have the opportunity to receive grants of equity-based awards.  The Omnibus Plan provides that grants may be made in any of the following forms: incentive stock options, nonqualified stock options, stock units, stock awards, stock appreciation rights and other stock-based awards.  The Plan authorizes up to 4,000,000 shares of common stock for issuance.  Within this limit, no more than 1,000,000 shares of common stock may be issued under stock awards, stock units and other stock-based awards.  The Omnibus Plan initially will be administered and interpreted by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date:	May 6, 2008	By:	/s/ Matthew T. Farrell
		Name:	Matthew T. Farrell
		Title:	Executive Vice President Finance and Chief Financial Officer